LICENSE AGREEMENT

This License Agreement (the "Agreement") is entered into as of the last date on the signature page hereof (the "Effective Date") by and between HERCON LABORATORIES CORP., a corporation organized and existing under the laws of the State of Delaware and having offices located at 460 Park Ave., New York, New York 10022 ("Hercon"), and KEY PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Florida and having offices located at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 ("Key"). References in this Agreement to Hercon or Key shall include their respective Affiliates.

Article 1 - Definitions

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 "Affiliate" means any Entity which (directly or indirectly) is controlled by, controlling or under common control with a party to this Agreement. For the purposes of this definition "control" shall mean that such Entity owns or controls more than fifty per cent (50%) of the equity conferring voting rights and/or otherwise has the ability to direct the business affairs of another Entity. Furthermore, any such other relationship which, in fact, results in actual control over the management, business and affairs of an Entity shall be deemed to constitute "control".

1.2 "Entity" means an individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or governmental authority.

1.3 "Hercon Product" means any drug-in-adhesive transdermal nitroglycerin patch product developed either before or during the term of this Agreement by or on behalf of Hercon.

1.4 "Launch" means making an actual offer for sale, or an actual sale, of a product to the general public.

1.5 "Nitro-Dur®" means any of the six (6) transdermal nitroglycerin patch products currently sold by Key under New Drug Application ("NDA") Numbers NDA 20-145 S-001 through S-006.

1.6 "Patent" means United States Patent No. 5,186,938, entitled "Adhesive Transdermal Dosage Layer", (the "938 Patent") and any divisional, continuation, reissue, extension or reexamination of said patent. The term Patent does not include any patents in countries outside the United States having claims which correspond to the claims of the 938 Patent.

1.7 "New AB-Rated Product" means any drug-in-adhesive transdermal nitroglycerin patch product which becomes AB rated to any Nitro-Dur® product (having a dosage greater than 0.1 mg/hour) and which, as of the Effective Date of this Agreement is not AB rated to Nitro-Dur®; provided, however, that the transdermal nitroglycerin product currently marketed by 3M Pharmaceuticals under the trademark Minitran® is expressly excluded from the definition of New AB-Rated Product.

1.8 "United States" shall mean the fifty States, the District of Columbia, Puerto Rico and its other territories and possessions.

Article 2 - License

2.1 Key hereby grants to Hercon a non-exclusive license, without the right to sublicense, under the Patents to manufacture, use, import, sell and offer for sale the Hercon Product in the United States; provided that the manufacturing rights granted under this Section 2.1 shall be solely for use and sale in the United States.

2.2 Subject to the terms of Section 2.6, Key further grants to Hercon a paid-up, royalty-free, non-exclusive license, without the right to grant sublicenses, under the Patents to manufacture the Hercon Product in the United States for export and sale in any countries outside of the United States.

2.3 Hercon shall not market, promote or otherwise represent Hercon Products to be AB-rated to any Nitro-Dur® product in contravention of any state or federal laws, rules or regulations, and shall not induce any such promotion, marketing or representation by any other person or Entity.

2.4 Key conditionally grants to Hercon a paid-up, royalty-free, non-exclusive license, without the right to sublicense, under the Patents to make, have made, use, offer for sale, sell and import Hercon Products which are AB-rated to Nitro-Dur®, such license to become effective only if and when: (i) a New AB-Rated Product is Launched into the market in the United States by a third party; and/or (ii) Key or an Affiliate or licensee of Key (other than Hercon) Launches into the market in the United States a generic transdermal nitroglycerin product that is AB-rated to any Nitro-Dur® product. The conditional license granted under this Section 2.4 is limited to Hercon Product(s) of the same dosage strength(s) as the New AB-Rated Product(s) and/or Key's, its Affiliate's or licensee's product(s) that caused such license to become effective. Hercon agrees that it will not Launch any Hercon Product that is AB-rated to any Nitro-Dur® product until such a license becomes effective. Should Hercon Launch such a product before the license becomes effective, then Key may enforce this provision by a breach of contract action and/or an action for infringement of the Patents. In order for a New AB-Rated Product to qualify as a product triggering the license to Hercon under this Section 2.4, the ANDA or NDA on which such product is based may not contain any data provided by Hercon, its Affiliates or any licensee of Hercon. At least thirty (30) days prior to Launching a Hercon Product pursuant to the license granted in this Section 2.4, Hercon

shall provide Key with written notice of its intent to do so, such notice to include an explanation of why Hercon believes that the license has become effective; provided, however, that in no event shall Hercon be required to delay the Launch of such Hercon Product beyond the actual date of Launch of a New AB-Rated Product or Launch by Key or a Key Affiliate or licensee (other than Hercon) of a product that is AB-rated to Nitro-Dur®.

2.5 Hercon hereby releases and discharges Key, its Affiliates and their respective successors, assigns, directors, officers, employees and agents from and against all causes of action, demands, claims, damages and liabilities of any nature arising directly or indirectly as a result of, in connection with or otherwise relating to the settlement of the action commenced by Key against Mylan Laboratories Inc., Mylan Pharmaceuticals Inc., Bertek Pharmaceuticals, Inc. and Bertek, Inc. in the United States District Court for the Western District of Pennsylvania, Civil Action No. 97-1462, including, without limitation, any licenses or other agreements entered into in connection therewith.

2.6 Hercon hereby grants to Key's Affiliate Warrick Pharmaceuticals Corporation ("Warrick") an exclusive right of first refusal to obtain exclusive rights to distribute Hercon Products in the United Kingdom. The right granted to Warrick under this Section 2.6 can be exercised by Warrick at any time prior to the date which is two (2) months after the receipt by Warrick of a completed ANDA package for regulatory approval of the Hercon Products in a western European country, by providing written notice to Hercon to that effect. Upon receipt of such notice, Hercon and Warrick shall in good faith negotiate and enter into an exclusive distribution and supply agreement appointing Warrick as Hercon's exclusive distributor of Hercon Products in the United Kingdom under health registrations for the Hercon Products in such countries. The distribution and supply agreement will also include terms obligating Hercon to supply Warrick with Hercon Product for distribution and sale in the United Kingdom. In the event that Warrick does not exercise it right of first refusal under this Section 2.6, Hercon shall have the right to negotiate and enter into an agreement with a third party to distribute and sell the Hercon Products in the United Kingdom; provided, however, that Warrick shall retain the right to negotiate and enter into a non-exclusive distribution and supply agreement for the Hercon Product in the United Kingdom on terms no less favorable than those offered by Hercon to such third party. The term of any agreement entered into by Hercon and Warrick pursuant to this Section 2.6 shall be determined by mutual agreement of the parties (but not less than ten (10) years); provided that Warrick shall have the right to terminate the agreement without cause on ninety (90) days prior written notice.

2.7 Hercon hereby grants Warrick the non-exclusive right to distribute and sell Hercon Products in the United States under its own label (which may include the name of a third party subdistributor). Hercon and Warrick shall in good faith negotiate and enter into a suitable distribution and supply agreement on terms no less favorable than those it grants to its other third party distributors of such products. Hercon agrees that in the event it experiences any shortfall in its supplies of Hercon Product that its available

inventory shall be used first to meet all Warrick's requirements for supplies of Hercon Product. The term of any agreement entered into by Hercon and Warrick pursuant to this Section 2.7 shall be determined by mutual agreement of the parties (but not less than ten (10) years); provided that Warrick shall have the right to terminate the agreement without cause on ninety (90) days prior written notice.

2.8 Hercon hereby grants to Warrick an exclusive right of first refusal to obtain exclusive rights to distribute Hercon's Clonidine products in the United States. Warrick will provide Hercon with notice of its intention to exercise its rights under this Section 2.8 within thirty (30) days of the Effective Date. Within one (1) day after the receipt of such notice, Hercon shall provide to Warrick with access to the raw data and reports covering product development (including the in-vitro flux study) as well as the patent analysis for the Clonidine products to enable Warrick to complete its evaluation of the Clonidine products (the "Clonidine Information Package"). Warrick and Hercon shall use diligent efforts to negotiate in good faith a draft exclusive distribution and supply agreement appointing Warrick as Hercon's exclusive distributor of Clonidine products in United States within sixty (60) days of the Effective Date, and subject to Warrick's favorable review of the Clonidine Information Package, will thereafter use diligent efforts to finalize and enter into such agreement. The distribution and supply agreement will also include terms obligating Hercon to supply Warrick with Clonidine products for distribution and sale in United States. The term of any agreement entered into by Hercon and Warrick pursuant to this Section 2.8 shall be determined by mutual agreement of the parties (but not less than ten (10) years); provided that Warrick shall have the right to terminate the agreement without cause on ninety (90) days prior written notice.

Article 3 – Royalties

3.1 In consideration for the licenses granted to Hercon under Section 2.1 of this Agreement, Hercon shall pay to Key a royalty per Unit of Hercon Product sold in the United States during the term of this Agreement of:

(i) two dollars ($2.00) per Unit for 0.2 mg/hr Hercon Product;

(ii) two and one-quarter dollars ($2.25) per Unit for 0.4 mg/hr Hercon Product; and

(iii) three dollars ($3.00) per Unit for 0.6 mg/hr Hercon Product.

For purposes of this Article 3, a Unit will be deemed sold upon the earlier of the date on which Hercon has received payment for such Unit, or ninety (90) days after the invoice date for such Unit. A Unit will also be deemed sold upon distribution by Hercon to a third party as "free goods". The term "Unit" shall mean a box of thirty (30) transdermal nitroglycerin patches. In the event that Hercon Product is sold by Hercon in units other than the thirty (30) patch box, then the term Unit shall include such alternative product size and the royalty to be paid per Unit shall be the equivalent royalty based on the

number patches per Unit. (For example, if a 0.6 mg/hr Hercon Product is sold in a Unit of sixty (60) patches per box, then the royalty per Unit would be six dollars ($6.00).)

3.2 Within sixty (60) days following the close of each calendar quarter during the term of this Agreement, Hercon shall furnish and deliver to Key a full and true accounting of its sales of Hercon Products (net of returns) hereunder during such calendar quarter and shall simultaneously pay to Key a sum equal to the aggregate of the royalties due thereon. All royalties payable hereunder shall be paid in United States dollars via bank wire transfer in immediately available funds to such bank account as is designated in writing by Key from time to time.

3.3 Key shall have the right, by an independent public accountant reasonably acceptable to Hercon and employed by Key at Key's own expense, to examine, during normal business hours and not more than once each calendar year, the pertinent books and records of Hercon, including, without limitation, customer sales records of Hercon, for the purpose of determining the correctness of royalty payments made hereunder, it being understood that such examination with respect to any calendar quarter hereunder shall not take place later than three (3) years following the expiration of said period.

3.4 In the event that after the Effective Date Key grants to a third party a license under the Patents which is essentially the same in scope and duration to the licenses granted to Hercon under Sections 2.1 and 2.2 of this Agreement, and the other material terms and conditions of which are essentially the same as the terms and conditions set forth herein but differing in that the royalty rates set forth in the third party license are lower than the rates set forth in this Agreement, then Hercon shall be entitled to a reduction in the royalty rates payable hereunder to the same rates as are set forth in the third party license.

Article 4 – Term and Termination

4.1 Unless earlier terminated pursuant to the terms hereof, this Agreement shall continue from the Effective Date until the expiration of the Patents. The releases and discharges set forth in Section 2.5 shall survive the expiration of this Agreement.

4.2 Either party shall have the right to immediately terminate this Agreement if the other party is in breach of any term of this Agreement in the event the alleged breach has not cured such breach within sixty (60) days (thirty (30) days with respect to payment obligations under Article 3) after written notice requesting cure of the breach with reasonable detail of the particulars of the alleged breach.

4.3 The parties recognize that the performance of this Agreement is personal, therefore either party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization (in connection with any insolvency), liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party, or in the event a receiver or custodian is

appointed for such other party's business, or if a substantial portion of such other party's business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

Article 5 – Representations and Warranties

5.1 Key represents and warrants that it owns the Patent and that Key has the right to enter into this Agreement.

5.2 Hercon represents and warrants that the Hercon Products are the only drug-in-adhesive transdermal nitroglycerin patch products that are currently marketed, manufactured or under development by Hercon, its Affiliates or licensees.

5.3 Neither party makes any representations or warranties of any kind, either express or implied, or assumes any responsibilities whatsoever with respect to the manufacture, use, sale or other disposition by the other party, its Affiliates, licensees, distributors, customers or transferees, or their customers, of any products incorporating or made by use of any inventions subject to this Agreement.

Article 6 - Confidentiality

6.1 Neither party shall use the name of the other party (or the name of Key, Warrick, Hercon or their respective Affiliates) for promotional purposes without the prior written consent of the party whose name is proposed to be used. No news release, publicity or other public announcement, either written or oral, regarding the terms or existence of this Agreement or performance hereunder, shall be made by either party without the prior written agreement of the other party.

6.2 The terms and conditions of this Agreement shall remain confidential and shall not be disclosed by either party to any third party, except to the extent required by law. In the event that a party reasonably believes that it is or may be required by law or by order of a court or administrative agency to disclose any of the terms and conditions of this Agreement, such party shall first seek the written consent of the other party prior to any such disclosure. If the non-disclosing party does not agree to provide consent, the disclosing party shall (i) provide the non-disclosing party with a reasonable opportunity to seek protection against disclosure from a court of competent jurisdiction, and (ii) take all reasonable steps to protect such confidential information until the matter of whether or not such disclosure will occur is fully adjudicated.

6.3 The foregoing notwithstanding, each party shall have the right to disclose the terms of this Agreement solely to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange.

In such event, however, the disclosing party shall consult with the other party prior to such disclosure and shall diligently seek confidential treatment to the extent available.

6.4 The parties agree that neither party shall make any press release or other form of general public announcement with respect to the existence of this Agreement without the prior consent of the other party.

Article 7 - Assignment

7.1 Key shall not assign or transfer the Patents except to an assignee who expressly agrees in writing to be fully bound by all of the terms of this Agreement. Key shall not assign or transfer its rights and obligations under this Agreement except to an assignee of the Patents. Hercon shall not assign or transfer its rights and obligations under this Agreement without Key's express prior written consent, except to a successor to all or substantially all of the business of Hercon to which this Agreement pertains. The rights and obligations of a party under this Agreement shall inure to the benefit of and be binding upon any permitted assigneee of the party.

Article 8 - Notice

8.1 Any notice required or permitted to be given or sent under this Agreement shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses and facsimile numbers indicated below.

If to Hercon, to:
Hercon Laboratories Corp.
460 Park Ave.
New York, New York 10022
Attn.: Robert D. Speiser, President
Fax No.: (212) 751-5653

If to Key to:
Key Pharmaceuticals, Inc.
2000 Galloping Hill Road
Kenilworth, New Jersey 07033
Attn.: Joseph Caso, Vice President
Fax No.: (908) 298-5552

with copies to:
Schering Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey 07033
Attn.: Law Department – Staff Vice President, Licensing
Fax No.: (908) 298-2739

Any such notice shall be deemed to have been received on the date actually received. Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section 8.1.

Article 9 - Miscellaneous

9.1 This Agreement constitutes the complete, final and exclusive agreement between the parties with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the parties, whether oral or in writing, relating to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as are set forth herein. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party. Each party in deciding to execute this Agreement has not relied on any understanding, agreement, representation or promise by the other party which is not explicitly set forth herein.

9.2 In the event of any dispute relating to the interpretation or performance of this Agreement, the parties shall attempt to resolve their differences without resort to adversary proceedings. However, nothing herein shall preclude any party from having resort to the judicial process.

9.3 This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New Jersey, without giving effect to conflict of law principles.

9.4 Hercon acknowledges that the Launch of a Hercon Product which is AB-rated to any Nitro-Dur® product before the conditional license granted in Section 2.4 of this Agreement becomes effective will be a breach of this Agreement causing substantial and irreparable harm to Key, and agrees that preliminary injunctive relief, without the requirement of posting bond, will be an appropriate remedy for a court to grant to Key.

9.5 If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court; provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

9.6 Failure of any party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such party to any liability or place them in breach of any term or condition of this Agreement to the

other party if such failure is due to any cause beyond the reasonable control of such non-performing party ("force majeure"), unless conclusive evidence to the contrary is provided. Causes of non-performance constituting force majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right. The party affected shall promptly notify the other party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed; provided, however, that nothing contained herein shall require any party to settle on terms unsatisfactory to such party any strike, lock-out or other labor difficulty, any investigation or proceeding by any public authority, or any litigation by any third party. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.

9.7 Any delay or failure in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of such rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

9.8 Nothing in this Agreement shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their respective Affiliates, agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

9.9 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10 Each party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement including, without limitation, any filings with any antitrust agency which may be required.

9.11 This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

9.12 The undersigned corporations hereby represent and warrant that: (i) they have approved the execution of this Agreement and have authorized and directed the signatory officers herein below to execute and deliver this Agreement; (ii) except for Hercon's obligation to disclose the Agreement to its trustee in accordance with Section 6.4 of this Agreement, they each have the full right and power to enter into this Agreement, and there are no other persons whose consent or joinder in this Agreement is necessary to make fully effective those provisions of this Agreement that obligate, burden or bind either of them, and (iii) that when so executed by each party, this Agreement shall constitute a valid and binding obligation of such party, enforceable in accordance with its terms.

9.13 This Agreement has been jointly negotiated and drafted by the parties and no provision shall be construed or interpreted for or against any of the parties on the basis that such provision, or any other provisions, or the Agreement as a whole, was purportedly drafted by the particular party.

9.14 Each of the parties acknowledges that it has read and understands all of the terms of this Agreement and enters into this Agreement voluntarily and without duress.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties as of the date set forth below.

HERCON LABORATORIES CORP.	KEY PHARMACEUTICALS, INC.
By: [signature]	By: [signature]
Title: President	Title: Vice President
Date: March 13, 2000	Date:

LEGAL REVIEW

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